Exhibit 99.1

CONSENT OF RBC CAPITAL MARKETS, LLC

BB&T Corporation

200 West Second Street

Winston-Salem, NC 27101

The Board of Directors:

We have previously consented to the inclusion of our opinion letter (“Opinion”), dated February 6, 2019 to the Board of Directors of BB&T Corporation (the “Company”) as Annex B to the Company’s joint proxy statement/prospectus which forms a part of the Registration Statement (File No. 333-230179) on Form S-4 (the “Initial Registration Statement”), as filed by the Company with the Securities and Exchange Commission and declared effective as of June 19, 2019.

We hereby consent to the incorporation by reference into the Registration Statement filed by the Company as of the date hereof pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “462(b) Registration Statement”), of our Opinion included in the Initial Registration Statement, and references to our Opinion under the headings “Summary—Opinion of BB&T’s Financial Advisor”; “Risk Factors”; “The Merger—Background of the Merger”; “The Merger—BB&T’s Reasons for the Merger; Recommendation of BB&T’s Board of Directors”; “The Merger—Opinion of BB&T’s Financial Advisor”; and “The Merger—Certain Unaudited Prospective Financial Information” in the joint proxy statement/prospectus which form a part of the Initial Registration Statement. By giving such consent, we do not thereby admit that we are experts with respect to any part of the Initial Registration Statement or the 462(b) Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ RBC Capital Markets, LLC
RBC CAPITAL MARKETS, LLC

December 6, 2019